Exhibit 99.1   Envirokare Tech Inc. Press Release dated August 25, 2003



ENVIROKARE TECH, INC.
5850 T.G. Lee Blvd, Suite 535                    E Mail:envkinc@bellsouth.net
Orlando, Florida  32822                          Web Site:  www.envirokare.com
(888) 354-3685    (407) 856-8882                 Contact:     Debra Ricci
Fax: (407) 856-8270

News Release
________________________________________________________________________________
ENVIROKARE ANNOUNCES AN AGGRESSIVE SEARCH FOR EXPERIENCED
MANAGEMENT IN THE COMPOSITE INDUSTRY.

Orlando,  Florida - August 25, 2003, George  Kazantzis,  President of Envirokare
Tech, Inc. (OTCBB: ENVK) , announced an aggressive search for experienced management in the composite industry. Steve Pappas, Chairman of the Board of Directors called this move a significant step towards the commercialization of the TPF process.

As a first step Mr. Pappas has asked the Board of Directors and Envirokare management to identify and recruit an "Industry Leader" to replace him as Chairman of the Board. This process is under way. Mr. Pappas will remain on the Board of Directors.

Additionally, Mr. Pappas, Chairman of the Board of Directors and major shareholder, has entered into a "blind trust" arrangement placing all of his shares in the Company in trust for a period of three (3) years with Dr. Walter
V. Gerasimowicz of Meditron Asset Management, giving him sole control over these shares as trustee.

Dr. Walter V. Gerasimowicz has previously been: a Director of Advisory Services and Chief Investment Strategist for high net worth investors in Lehman Brothers Private Client Services Division; Head of the International Portfolio Advisory Group at J.P. Morgan and Senior Scientist for the U.S.D.A. and the Naval Research Laboratories. Dr. Gerasimowicz has a PhD in Physical Chemistry from Villanova University and an MBA from Wharton School of Business.

These actions will enable Steve Pappas to devote himself in establishing a consortium, which will build a dedicated Envirokare TPF manufacturing facility and to work with related business development. Mr. Pappas said, "I have long recognized the Company's need for a manufacturing facility and I have always placed great value to the ancillary services which will provide the company with additional revenues and profits. I believe that we can accomplish this very quickly and give Envirokare and it's executives the resources they need to market the TPF process and ancillary services aggressively and successfully."

Mr. Kazantzis, stated "The actions announced by Mr. Pappas are extremely positive for Envirokare and demonstrate clearly his commitment to the success of Envirokare and his belief in the TPF technology. His plan for providing Envirokare with a dedicated manufacturing facility is to be highly commended and appreciated by every shareholder of Envirokare."

Envirokare, under an exclusive license, is a marketer of the state-of-the-art TPF composite technology developed by Thermoplastic Composite Designs, Inc.
(TCD). The proprietary TPF process features in-line compounding, automated low-pressure material delivery system, providing high long strand survivability rate and part forming of long-fiber reinforced large structural parts. The license provides for use of the TPF technology to develop, produce, sub-license and market a wide array of products. Envirokare holds an irrevocable option to cause its ECC subsidiary to merge with TCD, pursuant to a merger agreement entered into by the parties.

                                     # # #

This News Release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 (the "Act"). In particular, when used in the preceding discussion, the words "plan", "confident that", "anticipate", "believe", "expect", "intend to", and similar conditional expressions are intended to indemnify forward-looking statements within the meaning of the Act and are subject to the safe harbor created by the Act. Such statements are subject to certain risks and uncertainties, and actual results could differ materially from those expressed in any forward-looking statements. Such risks and uncertainties include, but are not limited to, market conditions, competitive factors, the ability to successfully complete additional financings, and other risks.